Exhibit 10.1

2009 Short Term Incentive Plan (STIP)

August 2009

Internap Network Services Corporation (the “Corporation”)
2009 Short Term Incentive Plan (the “2009 Plan”)

The purpose of the 2009 Plan is to:

▪	Focus participants’ actions on the achievement of annual revenue growth, cash flow, customer service and profitability goals;
▪	Align participants’ actions with the accomplishment of key operational goals;
▪	Encourage and reward individuals for the achievement of specific personal and/or business unit objectives in support of the Corporation’s key annual objectives; and
▪	Maintain a competitive range of incentive compensation opportunities.

The 2009 Plan supersedes and cancels all previous stand-alone short-term incentive plans but does not supersede the Corporation’s Employment Security Plan or any terms thereof.  It takes effect on January 1, 2009 and will expire on December 31, 2009.

Participation

All Full Time exempt and eligible non-exempt employees of the Corporation are entitled to participate in the 2009 Plan.

Participation method differs among these groups.

Employees joining the Company after January 1, 2009 may be eligible to receive a pro-rated bonus based on service date and performance.

Key Terms and Definitions

Base Salary is defined as annualized regular salary excluding any bonuses, incentives, or allowances.

Bonus Elements are defined as the corporate and personal/business unit objectives which comprise the individualized targets for the exempt, eligible positions.  The corporate components are revenue, EBITDA and cash flow.  The personal/business unit objectives are individualized for each participant.

Participation Levels and Split between Corporate and Personal/Business Unit Objectives

The table below identifies the target incentives as a percentage of base salary and the split between corporate and personal/business unit objectives.

STI Participation Level	Target Incentive %	Corporate Objectives	Personal/BU Objectives
Section 16 Officer	Up to 100%	70	30
Vice Presidents	Up to 50%,	70	30
Directors and below	Up to 25%	50	50
Non-exempt	Up to 10%	Discretionary	Discretionary

Form of Awards

All awards granted pursuant to this 2009 Plan shall be paid in cash (local currency).

The Compensation Committee retains the discretion to determine payment relative to corporate objectives for all participants and the personal/business unit objectives established for participants at the Vice President level and above, after consideration of any recommendation by the Chief Executive Officer.

Payment of the personal/business unit component for exempt employees below the Vice President level is based on management’s assessment of the level of achievement relative to their specific, measurable, pre-defined objectives.

Payment of the personal/business unit component for non-exempt employees is based on management’s discretionary evaluation of individual performance.

Termination of Employment

If a participant is no longer an employee for whatever reason (other than death or disability), on the date awards from the 2009 Plan are paid, the participant shall forfeit all rights to any payments under the 2009 Plan.  Awards from the 2009 Plan are not earned until they are paid.  In no event will payments from the 2009 Plan be accelerated.

In the event of termination due to either death or disability, the Compensation Committee of the Board of Directors may at its discretion determine whether any payment will be made to the participant under the 2009 Plan.

Timing of Payment

If the Compensation Committee determines to pay an award, the Corporation will make any such payment no later than March 15, 2010.

Recoupment of Payment

If the Compensation Committee determines that any Plan participant has engaged in fraud or intentional misconduct that has caused a restatement of the Corporation’s financial statements, the Compensation Committee will review the STIP payment received by that participant on the basis of the Corporation’s performance during the periods affected by the restatement.  If the STIP payment would have been lower if it had been based on the restated results, the Compensation Committee may seek recoupment of the STIP payment.

Plan Termination

The Compensation Committee may amend, modify, terminate or suspend operation of the 2009 Plan at any time. Notice of any such changes will be communicated to Plan participants.

Administration

The Human Resources department shall administer the 2009 Plan.

Disputes

All disputes associated with interpretation of the 2009 Plan or payments hereunder shall be submitted to the Vice President of Human Resources for resolution.

NOTHING IN THIS 2009 PLAN SHALL ACT AS A GUARANTEE, OR CONTRACT OF EMPLOYMENT OR CONTINUED PARTICIPATION IN THE 2009 PLAN, NOR SHALL IT ACT AS A GUARANTEE OF PAYMENT FROM THE 2009 PLAN.